Exhibit 99.1

Press Release September 19, 2016
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2016 Guidance and

Announces Third Quarter 2016 Cash Dividend

FORT WAYNE, INDIANA, September 19, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2016 earnings guidance in the range of $0.63 to $0.67 per diluted share, compared to sequential second quarter 2016 earnings of $0.58 per diluted share and prior year third quarter earnings of $0.25 per diluted share.

Third quarter 2016 profitability from the company’s steel operations is expected to increase in comparison to sequential second quarter 2016 results, based on meaningful metal spread expansion.  Average quarterly realized steel product pricing is expected to increase more than additional costs derived from higher priced ferrous scrap utilized in the quarter.  However, lower steel shipments across the platform are expected to offset some of the positive margin impact.  The anticipated earnings improvement is driven by the company’s flat roll operations.  Demand from the heavy equipment, agricultural and energy sectors stay challenged, while the automotive sector remains strong and the construction market continues gradual improvement.

Profitably for the company’s metals recycling platform is expected to be lower for the third quarter 2016, compared to the sequential second quarter.  Both ferrous and non-ferrous shipments are expected to decline, and ferrous metal spread contraction is also expected as market prices have declined in the second half of the third quarter 2016.

The company’s fabrication platform continues to experience steady demand from the non-residential construction sector, with order entry remaining steady.  Third quarter 2016 fabrication shipments are expected to remain consistent with sequential product pricing improvement.  However, higher raw material flat roll steel costs are expected to result in metal spread compression and lower sequential fabrication earnings for the third quarter 2016.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.14 per common share.  The dividend is payable to shareholders of record at the close of business on September 30, 2016, and is payable on or about October 14, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, a downstream SBQ processing facility, an iron production facility, multiple metals recycling operations and eight steel fabrication plants).

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500